Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 28, 2014, as of and for the years ended December 31, 2013 and 2012 for Springstone Financial, LLC, with respect to the financial statements included in LendingClub Corporation’s Current Report on Form 8-K, which are hereby incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ AUERR, ZAJAC & ASSOCIATES, LLP

Franklin, Massachusetts

November 26, 2014